Exhibit 99.(p)(i)

Calamos Antetokounmpo Asset

Management LLC (“CGAM”)

Code of Ethics and Insider Trading Policy

June 21, 2023

OTHER REGULATORY REQUIREMENTS	22

1. Outside Employment or Outside Business Activity	22
2. Service as a Director or Officer	22
3. Gifts and Entertainment	23
4. Identifying and Reporting Conflicts of Interest and Other Ethical Concerns	24

RECORD RETENTION	25

APPENDIX A: IN-SCOPE ENTITIES	26

APPENDIX B: SECTION 16 INDIVIDUALS	27

APPENDIX C: FIRMS WITH ELECTRONIC FEEDS TO FIRM’S COMPLIANCE MONITORING SYSTEM	28

UNDERSTANDING AND APPLYING THE CODE

1.	Understanding the Terms

Capitalized terms used in this Code have special meanings defined below. It is important for you to read and become familiar with each definition used in the Code.

“Access Person”

Access Persons means any director, officer, employee of CGAM or an investment company advised or subadvised by CGAM with the exception of the Excepted Director, Outside Trustees or Unaffiliated Trustees or as otherwise provided under this Code. Access Persons includes consultants and agents to CGAM who have access to Material Nonpublic Information. All employees of investment companies managed by CGAM are also Access Persons.

For purposes of this Code, CGAM’s Board of Directors and the CCO have determined that Giannis Antetokounmpo is not an “Access Person” of CGAM because neither he nor his representatives have access to Material Nonpublic Information. As an Excepted Director (as defined below), Mr. Antetokounmpo is subject to the following conditions, restrictions and/or requirements contained in this Code:

•	Consequences for failing to comply with the Code;

•	Restrictions on the use and disclosure of confidential information;

•	Filing quarterly transaction reports under certain circumstances; and

•	Prohibitions against purchasing or selling, directly or indirectly, any Covered Security (as defined below) in which Mr. Antetokounmpo has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership Interest (other than shares of an open-end fund advised or subadvised by CGAM) that he knows or has reason to believe is being purchased or sold or considered for purchase or sale by a client, until the client’s transactions have been completed or consideration of such transactions has been abandoned.

The exclusion of Mr. Antetokounmpo from the definition of Access Persons under this Code shall be reviewed on a quarterly basis by the Chief Compliance Officer of CGAM (the “CCO”).

“Automatic Investment Plan”

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership Interest”

Beneficial Ownership Interest shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934 and Section 30(h) of the Investment Company Act of 1940 (“the 1940 Act”) and the rules and regulations thereunder. As a general matter, you have Beneficial Ownership Interest in a Covered Security, defined below, if you have or share a direct or indirect Pecuniary Interest (as defined below) in the security, including through any contract, arrangement, understanding, relationship or otherwise. Although this list is not exhaustive, you generally would be the beneficial owner of the following:

•	Securities held in your own name;

•	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

•	Securities held by a bank or broker as a nominee or custodian on your behalf or pledged as collateral for a loan; and

•	Securities owned by a corporation which is directly or indirectly Controlled by, or under common Control with, you.

(See also the definitions of Immediate Family and Related Persons)

“Broad-based Security”

A Broad-based Security generally refers to any security index that would not be classified as a narrow-based security index under the definitions or exclusions set forth in the Commodity Exchange Act and the Securities Exchange Act of 1934 or that meets certain criteria specified jointly by the U.S. Commodities Futures Trading Commission and the U.S. Securities and Exchange Commission. Examples include but are not limited to; the S&P 500, NASDAQ-100, Wilshire 5000, Russell 3000, AMEX Major Market and the Value Line Composite indices.

“Control”

Control means the power to exercise a controlling influence, which is intended to include situations where there is less than absolute and complete domination and includes not only the active exercise of power, but also the latent existence of power (e.g., the ability to exercise power). Anyone who beneficially owns, either directly or through one or more controlled entities, more than 25% of the voting securities of an entity is presumed to control that entity. In interpreting “Control,” the CCO will interpret the term consistent with Section 2(a)(9) of the 1940 Act.

“Corporate Account”

Corporate Account means any account maintained by any CGAM entity for the investment in Covered Securities, including CGAM-sponsored registered investment companies.

“Covered Security”

Covered Security means any stock, bond, future, investment contract, shares of closed-end funds, shares of open-end mutual funds for which CGAM is the adviser or subadviser, exchange traded funds, or any other instrument that is considered a “security” under the 1940 Act. The term “Covered Security” is very broad and includes items you might not ordinarily think of as “securities,” such as: options on securities, indexes, and currencies; limited partnership interests; interests in a foreign unit trust or foreign mutual fund; municipal securities; interests in a private investment fund, hedge fund, or investment club; or any right to acquire any security such as a warrant or convertible. In addition, purchase and sale transactions of Covered Securities in any 401(k) plan (excluding the Calamos 401k plan and excluding percentage allocation changes or payroll deduction percentages) are considered transactions in Covered Securities.

The term Covered Security does not include direct obligations of the U.S. government (U.S. treasury bills, notes and bonds), money market instruments (including bank certificates of deposit, bankers’ acceptances, commercial paper and repurchase agreements), shares of open-end mutual funds not advised or subadvised by CGAM or units in 529 College Savings Plans.

“Employees”

CGAM does not currently have direct employees. Instead, CGAM utilizes the employees of Calamos Advisors LLC (“Calamos”) to provide services to CGAM. For purposes of this Code, references to “employees” mean employees of Calamos who provide such services to CGAM.

“Excepted Director”

Excepted Director means Giannis Antetokounmpo.

“Fund”

Fund means an investment company, or series of investment companies, advised or sub-advised by CGAM.

“Immediate Family”

Immediate Family means family members sharing the same household, which could include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or equivalent domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. (See also the definition of Beneficial Ownership Interest and Related Persons).

“Investment Person”

Investment Person means each person who makes, or participates in making, investment decisions or recommendations for CGAM clients, or who, in connection with his or her regular functions or duties with CGAM, makes, participates in, or obtains information regarding the purchase or sale of securities by a client. Investment Person includes each CGAM portfolio manager, each research analyst, each support staff member working directly with portfolio managers and analysts, and each trader. This definition also includes outside consultants, contractors or agents hired by CGAM to perform investment related activities; as well as IT or systems’ consultants who have access to trading or investment systems.

“Material Information”

Information should be regarded as material if it could be important to decisions to buy, sell or hold a company’s securities. Any information that could reasonably be expected to affect the price of company securities should be considered material. Material information can be positive or negative, and can relate to historical facts, projections, or future events. Material information can pertain to a company as a whole, or to divisions or subsidiaries of a company.

Through the provision of services to CGAM, CGAM personnel might learn material information about many companies. Information dealing with the following subjects is likely to be found material in particular situations:

Financial Related Subjects:

•	Financial results
•	Changes in earnings forecasts
•	Unusual significant gains, losses or charges
•	Significant write-downs in assets
•	Significant changes in revenues
•	Significant liquidity issues
•	Changes in dividends
•	Stock splits
•	Stock repurchases
•	Changes in debt ratings
•	Significant new equity or debt offerings

Corporate Developments:

•	Proposals, plans or agreements, even if preliminary in nature, involving significant mergers, acquisitions, divestitures, recapitalizations, or strategic alliances
•	Major changes in directors or executive officers

Product Related Subjects:

•	Important new product offerings
•	Significant developments related to a company’s product offerings
•	Significant developments related to a company’s distribution relationships
•	Significant developments related to intellectual property

Other Subjects:

•	Developments regarding significant litigation
•	Developments regarding government agency actions
•	Execution or termination of significant contracts

This list is only illustrative, and certainly is not all-encompassing. Many other types of information may be considered material. When in doubt about whether particular information about another company is material, exercise caution and consult with the CCO or the Chief Legal Officer.

“Material Nonpublic Information”

Material Nonpublic Information is information that is not known to the general public, that, if known to the public, could reasonably be expected to affect the price of a company’s securities, or be considered important in deciding whether to buy, sell or hold a security. It is often referred to as “inside information.”

An Access Person who receives Material Nonpublic Information may not act on it nor share it. The information must be kept confidential. The Access Person should inform the Global Head Trader (or his designess in his absence) of the security so it may be added to the Restricted List until such time as the information is publicly released.

“Nonpublic Information”

Information about a company is considered nonpublic if it is not available to the general public. In order for information to be considered available to the general public, it must have been widely disseminated in a manner designed to reach investors. This is generally done by the company issuing a national press release or making a publicly-available filing with the SEC. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

“Outside Trustees”

Outside Trustees means those trustees of a fund who are not “interested persons” of the Fund, as that term is defined in Section 2(a)(19) of the 1940 Act.

“Pecuniary Interest”

Pecuniary Interest in a security means the opportunity, directly or indirectly, to profit or share in any profit or fees derived from a transaction in the security. An indirect Pecuniary Interest includes:

•	Covered Securities held by a member of an Access Person’s “Immediate Family”. For example, you would be presumed to have an indirect Pecuniary Interest in Covered Securities held by your minor child who lives with you but not in Covered Securities held by your adult child who does not live with you. You may request that a member of your Immediate Family be excluded from the Code’s reach by contacting the CCO and demonstrating why it would be appropriate. For example, it may be appropriate to exclude your adult uncle who lives with you from the Code’s reach.

•	A general partner’s proportionate interest in the portfolio Covered Securities held by a general or limited partnership.

•	A person’s right to dividends that are separated or separable from the Covered Securities.

•	A beneficiary’s pecuniary interest in Covered Securities holdings of a trust and any pecuniary interest of any Immediate Family member of such beneficiary (such Pecuniary Interest being to the extent of the person’s pro rata interest in the trust).

o	Remainder interests do not create a pecuniary interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment Control over the trust.

•	A settlor or grantor of a trust (i.e., you establish the trust) if you reserve the right to revoke the trust without the consent of another person, unless you do not exercise or share investment Control over the Covered Securities.

A shareholder will not be deemed to have a Pecuniary Interest in the portfolio Covered Securities held by a corporation or similar entity in which the person owns Covered Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment Control over the entity’s portfolio.

“Related Person”

Related Person includes your spouse or equivalent domestic partner, minor children, relative living in your home, and certain trusts under which you or a related party is a beneficiary or held under other arrangements, including a sharing of financial interest. CGAM personnel are responsible for ensuring that their Related Persons comply with the personal trading and reporting provisions of the Code.

(See also definitions for Beneficial Ownership Interest and Immediate Family.)

“Supervised Person”

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of CGAM. It may also include other persons who provide investment advice on behalf of CGAM and are subject to CGAM’s supervision and control. For purposes of this Code, all Supervised Persons are considered Access Persons, except to the extent the Excepted Director is considered a Supervised Person.

“Tipping”

Tipping is the disclosure of Material Nonpublic Information to another person in breach of a fiduciary or other obligation for the purpose of enabling the recipient (the tipee) to engage in insider trading or other improper activity. Tipping can result in liability for both the tipper and tipee.

“Unaffiliated Trustees”

Unaffiliated Trustees means those Trustees of a Fund who are not affiliated persons of CGAM but are not Outside Trustees.

2.	Purpose of the Code of Ethics and Insider Trading Policy

The financial services industry is highly regulated and is subject to many laws and regulations designed to protect investors. Rule 17j-1 of the 1940 Act, as amended and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) require that funds and advisers adopt a Code of Ethics that set forth standards of conduct and require compliance with federal securities laws.

Rule 17j-1 makes it unlawful for investment company personnel and other “Access Persons” to engage in fraudulent, deceptive or manipulative practices in connection with their personal transactions in securities when those securities are held or to be acquired by an investment company. The Rule also requires every investment company, the investment company’s investment adviser, and, in certain cases, the investment company’s principal underwriter to adopt a Code of Ethics containing provisions “reasonably necessary to prevent” such prohibited practices.

CGAM and its subsidiaries and affiliated companies are primarily involved in the investment management, registered investment companies, consisting of open-end mutual funds and closed-end funds (the “Funds”), and financial services industries. Therefore, the Firm is adopting this Code of Ethics and Insider Trading Policy (the “Code”).

The Code outlines the fiduciary principles governing an investment adviser’s fiduciary obligations to clients and personal trading by Access Persons of funds and investment advisers. These principles reflect:

•	The duty of Access Persons to place the interests of shareholders and clients ahead of their own interests;

•	The requirement that Access Persons comply with applicable Federal Securities Laws and to report any violations of the Code promptly to the Chief Compliance Officer (“CCO”) of CGAM;

•	The requirement that all Access Persons of a fund or investment adviser engage in personal securities transactions in accordance with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	The fundamental standard that Access Persons should not take inappropriate advantage of their positions.

The Code supplements the Code of Business Conduct and Ethics and the Calamos Employee Handbook.

3.	Scope

The Code applies to all directors, officers, employees and other Access Persons of CGAM. The Code also applies to any outsiders, including agents and consultants that have access through CGAM to Material Nonpublic Information. Supervised Persons are considered Access Persons under this Code, except to the extent the Excepted Director is considered a Supervised Person.

Questions regarding the Code or its application to specific transactions should be directed to the CCO.

4.	Reporting Violations of the Code

Access Persons must promptly report any known or suspected violations of the Code to the CCO.

A Supervised Person’s reporting obligations do not prevent him or her from (i) initiating communications directly with, cooperating with, providing relevant information to or otherwise assisting in an investigation by any governmental or regulatory body regarding a possible violation of any applicable law, rule, or regulation; (ii) responding to any inquiry from any such governmental or regulatory body; or (iii) testifying, participating in, or otherwise assisting in an action or proceeding relating to a possible violation of any such law, rule, or regulation. A Supervised Person is not required to notify CGAM of any such communications, cooperation, assistance, responses to inquiries, testimony, or participation.

CONSEQUENCES OF FAILURE TO COMPLY WITH THE CODE

Compliance with the provisions of the Code is a condition of employment of CGAM. Taking into consideration all relevant circumstances, the CCO and management of CGAM will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include disgorgement of profits, monetary fines, letters of sanction, suspension of trading privileges, and suspension or termination of employment.

The Board of Trustees of any investment company for which CGAM is the investment adviser or subadviser will determine what action is appropriate for any breach of the provisions of the Code by an Outside Trustee or Unaffiliated Trustee, which may include removal from the Board. The Board of Directors of CGAM will determine what action is appropriate for any breach of the provisions of the Code by the Excepted Director, which may include removal from the Board.

It is the responsibility of each Access Person to make sure that a transaction in any Covered Security by any Related Person complies with the provisions of the Code.

RESTRICTIONS ON THE USE AND DISCLOSURE OF CONFIDENTIAL INFORMATION BY CGAM PERSONNEL

The following restrictions are imposed upon Access Persons and the Excepted Director. Accordingly, references to Access Persons in this section include the Excepted Director.

1.	Insider Trading and Tipping

Access Persons may not act on Material Nonpublic Information. Access Persons may not share Material Nonpublic Information, except in accordance with the provisions of the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations.”

Legal penalties for trading on or tipping Material Nonpublic Information are severe. They include criminal fines, civil fines of several times the profits gained or losses avoided, imprisonment and private party damages. The penalties also may apply to anyone who directly or indirectly controlled the person who committed the violation, including the employer and its management and supervisory personnel. Significant penalties have been imposed even when the disclosing person did not profit from the trading.

In addition to these possible outside sanctions, Access Persons who violate prohibitions on insider trading or tipping will face additional action from CGAM itself, up to and including termination of employment.

2.	General Prohibitions

Material Nonpublic Information is an important type of confidential information, but it is only one type of confidential information. Our clients and suppliers entrust CGAM with important information relating to their personal and business matters. The nature of these relationships requires CGAM’s strict confidentiality and trust. In safeguarding the information received, CGAM earns the respect and further trust of our clients and suppliers. All employees, agents and consultants will be required to sign a Confidentiality Agreement at the time they are hired and this agreement carries an obligation to maintain strict confidentiality of confidential information, even after an Access Person’s employment is terminated.

Any violation of confidentiality seriously injures CGAM’s reputation and effectiveness. Therefore, except as permitted under the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations,” personnel are not to discuss confidential CGAM business with anyone who does not work for CGAM, and should never discuss business transactions with another employee who does not have a direct association with the transaction. Even casual remarks can be misinterpreted and repeated; therefore, employees should develop the personal discipline necessary to maintain confidentiality. If an employee becomes aware of anyone breaking this trust, they should report the incident immediately to the CCO or Chief Legal Officer.

If someone outside CGAM or the employee’s department asks questions regarding confidential matters, you are not required to answer, and you should not answer except as permitted under the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations.” Instead, you should refer the request to the department supervisor or a member of senior management which includes the Chairman and CEO, CCO, Chief Legal Officer and the Chief Financial Officer and Treasurer of CGAM (collectively, “Senior Management”). Inquiries to CGAM from Regulators should be immediately referred to the CCO.

No one is permitted to remove or make copies of any CGAM records, reports or documents without prior approval from management.

3.	Material Nonpublic Information about Other Companies

CGAM personnel may become aware of confidential information concerning another company. This information may be Material Nonpublic Information and, as noted above, trading of securities, including futures or options of the company, based on this information is a violation of federal securities law.

Even after public disclosure of material information regarding a company, an insider with prior knowledge of the information must wait a period of one full trading day after the publication for the information to be absorbed before that person can treat the information as public.

For purposes of the Code, a full trading day means from the opening of trading on NASDAQ to the closing of trading on NASDAQ on that day. Accordingly, and by way of example, if an announcement is made before the commencement of trading on a Tuesday, an employee in possession of such information may trade in the company securities starting on Wednesday of that week (subject to any applicable blackout period and assuming the employee is not aware of other Material Nonpublic Information at that time), because one full trading day would have elapsed by then (all of Tuesday). If the announcement is made on Tuesday after trading has begun on NASDAQ, an employee in possession of the information may not trade in the company securities until Thursday of that week. If the announcement is made on Friday after trading begins, an employee may not trade in the company securities until Tuesday of the following week. NASDAQ holidays do not count as trading days and will impact this schedule.

4.	Public Disclosure of Information about CGAM

In the event any director, officer, employee, agent, or consultant of CGAM receives any inquiry from outside the company, such as from the media, a stock analyst or investors, for information that may be Nonpublic Information (particularly financial results or projections), the inquiry must be referred to the Director of Marketing other than where the communications are within the scope of the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations.” Since closed-end funds are also publicly traded, the same restrictions apply to disclosure of information about these products. The Director of Marketing is responsible for coordinating and overseeing the release of such information to the media, investing public, analysts and others in compliance with applicable laws and regulations, including Regulation FD1.

In communicating with the general public, CGAM will observe the following practices:

•	Communications to the general public regarding CGAM should be made only by the Chairman and CEO, the Chief Financial Officer and Treasurer, or the Director of Marketing.

1 Reg FD – Regulation Fair Disclosure, promulgated by the SEC, mandates that all publicly traded companies must disclose material information to all investors at the same time.

•	CGAM will not issue projections of, or comment on, future investment performance of itself or any of its products.

•	All disclosure of material information by CGAM about the closed-end funds will be broadly disseminated to the public.

Ordinary communications of material information by and about CGAM generally will be through press release, through regular channels. The Firm will not issue materials regarding itself “for broker-dealer use only” or with similar restrictions; instead, any such materials will be distributed as press releases. If conference telephone calls to discuss material information are scheduled by CGAM with analysts, CGAM will provide adequate notice of the calls, and permit investors to listen in by telephone or internet web casting.

If any Access Person inadvertently discloses Material Nonpublic Information to analysts or other market professionals about the Funds, CGAM is obligated to provide that information to the general public no later than 24 hours after the statement is made, or the commencement of the next day’s trading on NASDAQ. The Head of Marketing and the Legal Department must be notified immediately of any such inadvertent disclosure that comes to the attention of any CGAM personnel. The same obligation applies if the disclosure is intentional.

5.	Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations

The Code does not prohibit or restrict any person from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, Financial Industry Regulatory Authority (“FINRA”), and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation.

REPORTING REQUIREMENTS

As part of its obligations under the securities laws, CGAM is required to obtain and maintain information about the trading activity of its Access Persons. Access Persons and their Related Persons are required to have personal trading accounts at brokers, dealers or banks with which CGAM has an electronic connection established so that information about account transactions is systematically sent to CGAM (eliminates paper statements). The CCO maintains a current list of available firms, which is attached hereto as Appendix C. Access Persons and their Related Persons must transfer existing accounts to one of the available firms within one calendar quarter of the date of employment unless otherwise approved in writing by the CCO or Chief Legal Officer.

1.	Initial Disclosure of Accounts and Covered Securities

When an Access Person begins employment with CGAM, the Access Person must, within 10 days, provide a holdings report regarding all investment or brokerage accounts with Covered Securities in which he or she has a Beneficial Ownership Interest. The information required should be input into the Firm’s compliance monitoring system. This report must contain the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

•	The issuer name and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership Interest;

•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the Access Person’s direct or indirect benefit; and

•	The date that the Access Person submits the report. (This will be the date the report is submitted into the Firm’s compliance monitoring system.)

In addition, a current Access Person must notify the CCO via the “Brokerage Account Pre-Approval” form within the Firm’s compliance monitoring system and wait for approval from Compliance BEFORE opening a new investment or brokerage account in which the Access Person will have a Beneficial Ownership Interest. The CCO will issue an approval for account opening letter to the brokerage firm and request that the account be added to the electronic feed. Once the account is open the Access Person must disclose the details of the account by completing a“Brokerage Account Disclosure” form in the Firm’s compliance monitoring system within 10 days.

2.	Confirmations and Statements for all Brokerage and Investment Accounts

Until the electronic feed is set up, each Access Person is required to direct brokers, dealers or banks to supply to the CCO, on a timely basis, duplicate copies of all confirmations of personal securities transactions and copies of periodic statements for all Covered Securities accounts in which he or she has a Beneficial Ownership Interest.

You are responsible for ensuring initially that the CCO receives these confirmations and statements and for following up subsequently if Compliance notifies you that they are not being received. The CCO will direct you to close an account if it is not on an electronic feed.2

3.	Quarterly Transaction Reports (Quarterly Account Statements)

Each Access Person shall report all personal transactions in Covered Securities in which he or she has a Beneficial Ownership Interest during a quarter to the CCO no later than 30 days after the end of the calendar quarter. Quarterly transaction reports shall include the following information for each individual transaction:

•	the date of the transaction, issuer name, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, and number of shares and principal amount of each Covered Security involved;
•	the nature of the transaction (i.e., purchase, sale, exchange, gift, or other type of acquisition or disposition);
•	the price of the Covered Security at which the transaction was effected;

2 An exception may be made if the account is managed by a financial advisor and is held on a discretionary basis.

•	the name of the broker, dealer or bank with or through which the transaction was effected;
•	the account number; and
•	the date that the Access Person submits the report.

In addition, each quarter an Access Person must review the list of accounts and certify its accuracy. If a new account was opened in the previous quarter, the Access Person must ensure the applicable information including the date the account was established and the name of the broker, dealer or bank with whom the account has been established has been entered into the Firm’s compliance monitoring system and is included on the list for which they are certifying.

In addition, quarterly transaction reports are not required to include transactions in Covered Securities made pursuant to an Automatic Investment Plan and reported in broker trade confirmations or account statements received by the CCO.

Note that although all Access Persons must complete the quarterly affirmation, specific information (quarterly transaction report) relating to trading activity need not be submitted under this section if it would duplicate information contained in electronic feeds.

4.	Annual Holdings Reports

On an annual basis, Access Persons are required to provide an annual holdings report to the CCO that contains certain information which must be current as of a date no more than 45 days before the report is submitted. Annual holdings reports shall be delivered to the CCO between January 2 and January 30 of each year. This report must contain the following information:

•	the issuer name and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership Interest; and

•	the name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit; and

•	the date that the Access Person submits the report.

This report will be distributed to Access Persons annually via the Firm’s compliance monitoring system in which they are responsible for reviewing and affirming to the accuracy of the information.

Note that although all Access Persons must complete the annual affirmation, the annual holding report need not be submitted if it would duplicate information contained in the electronic feeds to the Firm’s compliance monitoring system.

The CCO’s accounts and reports are approved and reviewed by the Chief Legal Officer.

5.	Certification of Compliance

The CCO shall annually distribute a copy of the Code and any amendment, and require certification by all Access Persons as described below. The CCO shall be responsible for ensuring that all personnel comply with the certification requirement. Each Access Person is required to certify annually that: (i) he or she has read and understands the Code; (ii) recognizes that he or she is subject to the Code; (iii) he or she has complied with the requirements of the Code; and (iv) he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.

Any Access Person who has not engaged in any personal securities transaction during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

6.	Report to Fund Board

The CCO of a Fund shall provide an annual written report to the Board of Trustees of the Fund that:

•	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

•	describes issues that arose during the previous year under the Code or related procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed in response to the material violations;

•	certifies to the board that the Fund has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code; and

•	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

In addition, the Fund CCO shall report to the Board of the Fund on a quarterly basis any material violations of the Code.

THE PURCHASE AND SALE OF SECURITIES BY CGAM PERSONNEL

Persons involved in the financial services industry are subject to restrictions on the way in which they can buy and sell securities for their own accounts. These restrictions are imposed by the SEC and other regulators on the assumption that industry employees have a greater opportunity for access to Material Nonpublic Information than do employees in other types of businesses and have a fiduciary obligation with respect to trading vis-à-vis client accounts. All personal trading must be done in a manner consistent with the provisions of this Code.

1.	Pre-Clearance of Covered Securities Transactions

EACH transaction in a Covered Security must be pre-cleared by the employee and approved by the CCO via the Compliance monitoring system.

Access Persons and Related Persons must obtain approval from the CCO before acquiring a Beneficial Ownership Interest in any Covered Securities, unless the transaction is subject to one of the exclusions below. If the transaction is not approved, the Access Person or Related Person shall not participate in the transaction in any manner, whether directly or indirectly.

For Investment Personnel certain of their trades (e.g. securities in their sector) may require approval by their team’s CIO or his designee prior to the Investment Personnel’s pre-clearance request via the compliance monitoring system. The written approval by the CIO should be attached to the pre-clearance request.

A pre-clearance request is submitted via the Firm’s compliance monitoring system and reviewed by the CCO, which will either approve or deny the request. If approved, the transaction may not be placed for a share amount greater than that which was pre-cleared. Generally any approved trade must be executed prior to the NASDAQ close the same business day when pre-clearance was approved.

When an Access Person begins employment with CGAM, the Access Person will be given a 10 business day grace period to sell their security positions in which the Firm is continuously trading. These trade exceptions must be pre-cleared via the Firm’s compliance monitoring system and when denied, they will be approved by the CCO. The Access Person must receive the approval from the Compliance monitoring system prior to making his/her transaction in his/her brokerage account.

Exceptions to the Pre-Clearance Requirement:

The provisions of this Code are intended to limit the personal investment activities of Access Persons only to the extent necessary to accomplish the purposes of the Code. Therefore, the pre-clearance provisions of the Code shall not apply to:

•	Purchases of shares of open-end mutual funds advised or subadvised by CGAM (sales must be precleared)[3];

•	Purchases or sales effected in any account over which Access Persons or Related Persons have no direct or indirect influence or control, including discretionary accounts and managed account programs. See “Exceptions and Exemptions to Trading Policies, Procedures and Restrictions” below for further discussion of the policies, procedures and restrictions relating to discretionary and managed accounts;

•	Purchases or sales that are non-volitional on the part of either the Access Person or Related Person(including transactions pursuant to preexisting Rule 10b5-1 plans, discussed below) such as assignment of options or an exercise of an option at expiration, This exemption does not apply to margin calls satisfied by the broker selling securities in your account;

•	Automatic dividend reinvestment plan purchases;

•	Reoccurring automatic investment plan purchases (excluding the initial purchase of the covered security);

•	Purchases affected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

3 Sales of shares of the Funds are subject to the pre-clearance requirement and cannot be made prior to the required 60 calendar day holding period. This excludes changes within your 401(k).

2.	Holding Period Requirement

The Code requires each Access Person to avoid excessive, short-term and speculative trading in their Covered Account(s) that may cause undue financial risk or reduce their effectiveness in carrying out responsibilities at CGAM. It is important to note that market fluctuation in leveraged securities may require you to liquidate within a relatively short window of time. Access Persons are further prohibited from conducting transactions for the purpose of market timing in any Covered Security.

To avoid instances of excessive, short-term and speculative trading, a minimum holding period of 60 calendar days is required from the time of purchase. For purpose of counting the 60 calendar days, the beginning of the holding period for all transactions starts with the most recent transaction or LIFO (“last-in-first-out”).This prohibition includes short sales and applies without regard to tax lot considerations and without regard to profitability. The 60 day holding period may be waived by Compliance if the security is trading at a significant loss (20% or greater) from where the Access Person purchased the security. The 60 calendar day holding period also applies to CGAM advised or subadvised open-end mutual funds.

If a long call option is exercised after being held for 60 days, the holding period for the equity shares resulting from the exercised option will be satisfied.4 Please note these transactions must be precleared and meet the other requirements of the Code.

3.	Trading Restrictions

The trading limitations described below are designed to prevent violations of the federal securities laws, as well as to avoid even the appearance of impropriety in trading by Access Persons.

•	No Transactions with Clients

No Access Person shall knowingly sell to or purchase from a client any security or other property except securities issued by that client.

•	No Conflicting Transactions

No Access Person, nor any Related Person shall purchase or sell, directly or indirectly, any Covered Security in which such persons has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership Interest (other than shares of an open-end fund advised or subadvised by CGAM) that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by a client, until the client’s transactions have been completed or consideration of such transactions has been abandoned.

A security is being “actively considered”: (a) when a recommendation to purchase or sell has been made for the client and is pending; or (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation.

4 The Firm’s compliance monitoring system does not recognize the new shares resulting from the exercised option as an equivalent security. The system restarts the holding period when the shares are created. Therefore, if the Access Person wishes to sell the shares, the Access Person must contact the CCO for approval of the “sell” request (All other trading rules apply).

A personal securities transaction of the same (or equivalent5) securities (excluding a Broad-based Security6) shall not be executed until the sixth business day following the completion of any transaction for a client.

The purchase and redemption of shares of any CGAM advised or subadvised open-end fund by an Investment Person, Access Person, Outside Trustee or the Excepted Director shall not be viewed as a conflicting transaction for the purpose of this section.

•	Restricted List

When CGAM has access to Material Nonpublic Information on a security, the security will be placed on the Restricted List. NO personal trading is allowed in the security until it is removed from the Restricted List. The trading and compliance departments are not required to answer your questions about what is on the restricted list.

•	Event Specific Trading Restrictions

CGAM reserves the right to impose other trading restrictions from time to time on specified securities and on groups of its directors, officers, employees, consultants, Related Persons or the entire firm when, in the judgment of the Chief Legal Officer, restrictions are warranted. CGAM will notify those affected by such trading restriction, when it begins and when it ends. Those affected should not disclose to others the fact of such trading suspension.

•	Other Trading Restrictions

CGAM reserves the right to impose other trading restrictions from time to time on types of securities, specified securities and on individual Access Persons, groups of its directors, officers, employees, consultants, Related Persons or the entire firm when the CCO, Chief Legal Officer, or Chairman and CEO believe it is warranted for any reason. These may be short-term or permanent restrictions.

•	No Initial Public Offerings or Initial Coin Offerings

No Access Person or Related Person, and as provided by FINRA Rule 5130, no director, officer, or registered representative of CFS, shall acquire a Beneficial Ownership Interest in any security in an Initial Public Offering (“IPO”) or Initial Coin Offering (“ICO”).

•	Margin Accounts

Although margining and pledging securities as collateral is not prohibited, it is strongly discouraged. In any margin or loan account, the securities used as collateral may be sold without your consent to meet a margin call or to satisfy a loan. If such a sale occurs when a security is on the restricted list, during a black out period or when you have access to Material Nonpublic Information, it may raise questions of whether unlawful insider trading and/or violations to the provisions of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) have occurred.

If you are unable to meet a margin call, you must contact the CCO in advance of the call date to discuss plausible exit strategies.

5 For the purposes of identifying an equivalent security, for individual entities, the CCO will review client transactions at the issuer level. Therefore, a request for an equity purchase will be denied if a conflicting convertible security in the same name has been placed for a client within five business days. Barring any further activity or conflicts, the associate could trade on the sixth business day.

6 Trades in Broad-based Securities require pre-clearance approval subject to the 60 day holding period.

4.	Trading CGAM Closed-End Funds

[Reserved]

5.	Private Securities Transactions

No Access Person shall acquire a Beneficial Ownership Interest in any security in a private securities transaction without the express written prior approval of the Chairman and CEO of CGAM (FINRA Rule 3280). Access persons must notify the CCO via the Firm’s compliance monitoring system and await receipt of the written approval before engaging in any private securities transaction.

Private securities transactions are any non-publicly-traded securities transactions outside the regular course or scope of your employment with CGAM including, but not limited to, transactions in unregistered offerings of securities, and purchases or sales of limited partnership interests.

In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for clients and whether the opportunity has been offered because of the person’s relationship with CGAM or its clients.

An Investment Person who holds a private security must disclose that investment to the Global Chief Investment Officer and the CCO if he or she later participates in consideration of an investment in that issuer for a client’s account. Any investment decision for the client relating to that security must be made by other Investment Persons.

6.	Additional Exceptions and Exemptions to Trading Policies, Procedures and Restrictions

•	Discretionary and Managed Account Exemptions

Security transactions in an account in which an Access Person or a Related Person has a Beneficial Ownership Interest shall not be subject to the prohibitions of the Code if the Access Person or a Related Person has no direct or indirect influence or control over the account (i.e., the account is managed on a discretionary basis) and the Access Person or Related Person does not have knowledge of the transaction until after it has been executed and provided the Access Person has previously identified the account to the CCO via the Firm’s compliance monitoring system.

Discretionary Accounts must be requested within the Compliance monitoring system and approved by Compliance. In order for an account to be deemed discretionary, supporting documentation must be provided, from the financial adviser of the discretionary or managed account as well as a copy of the most recent account statement.

•	De Minimis Exceptions

Purchases or sales in an amount of no more than $10,0007 in a Covered Security8 of an issuer (other than shares of mutual funds) that has a market capitalization of at least $100 billion are exempt from the prohibitions with respect to whether CGAM is trading the same or equivalent security for the accounts of its clients, however pre-clearance is still required. Further, trades falling within this de minimis exception still must be reported pursuant to the requirements of this Code.

•	Hardships or other Exceptions

Under unusual circumstances, such as a personal financial emergency, or when it is determined that no conflict of interest or other breach of duty is involved, application for an exemption from certain restrictions on trading (but not pre-clearance or reporting requirements) under this Code may be made to the CCO, which application may be denied or granted in the CCO’s discretion. To request consideration of an exemption, submit a written request containing details on your circumstances and the reason(s) for the exception requested.

The CCO may approve such exceptions from the Code applicable to an individual, based on the unique circumstances of such individual and based on a determination that the exceptions can be granted (i) consistent with the individual’s fiduciary obligations to clients and (ii) pursuant to procedures that are reasonably designed to avoid a conflict of interest for the individual.

In addition, the CCO may exempt from Access Person status any individual or class of individual employee that is not required under Rule 204A-1 or Rule 17j-1 to be covered by the Code in circumstances that are deemed likely to not raise any conflicts with CGAM clients.

Any such exceptions shall be subject to such additional procedures, reviews and reporting as determined appropriate by the CCO in connection with granting such exception.

•	Corporate Accounts Hedging Transactions

Calamos Asset Management, Inc. (“CAM”), Calamos Investments LLC (“CILLC”), Calamos Family Partners, Inc. (“CFP”) and its owners (“Calamos Family”) may invest in and hedge9 investments made by them in products managed by Calamos to support the continued growth of our investment products and strategies, including investments to seed new products. Notwithstanding any provision to the contrary in this Code, investments, and the corresponding hedging transactions, made by CAM, CILLC, CFP and the Calamos Family in Calamos products (excluding closed-end funds) are not subject to the substantive restrictions in this Code, such as the short term trading ban. However, the hedging transactions are subject to pre-clearance by the Corporate Investment Committee. CGAM’s CCO and Funds’ CCO are copied in the approval process. In addition, these entities do not receive preferential treatment over clients (They may, however, be traded together with discretionary client transactions).

The Chief Legal Officer may approve additional strategies or instruments based on unusual market circumstances and on the determination that the transactions would not impact the broader market or conflict with any client activity.

7 May not exceed an aggregate of $10,000 within 30 calendar days. In calculating the value of options for purposes of the de minimis exception, the calculation is based on the market value of the shares underlying the option contract (notional value), and not the value of the option contract itself.

8 This excludes trades in Broad-based Securities which require pre-clearance approval subject to the 60 day holding period.

9 For purposes of the Code, hedging transactions, or a series of hedging transactions, are defined as instruments used to reduce the overall risk and volatility of investments made in Calamos products only. The instruments used to complete the hedging transactions must be Broad-based Securities which can be long and/or short instruments that may include, but not limited to, indices, ETFs, and futures as well as options on these instruments. Hedging transactions may also include index collars which are commonly employed in order to add downside protection while making a trade-off and limiting upside profit potential by writing calls to help finance the cost of the puts.

TRADING POLICIES AND PROCEDURES FOR OUTSIDE TRUSTEES, UNAFFILIATED TRUSTEES, EXCEPTED DIRECTOR AND THEIR RELATED PERSONS

Although an Outside Trustee, or an Unaffiliated Trustee, or the Excepted Director are generally exempt from certain reporting requirements, they are required to file quarterly transaction reports under certain circumstances. They shall report in writing to the CCO of the Funds, within 30 days after the end of a calendar quarter, any transaction by him or her or a Related Person in a Covered Security if, at the time of the transaction he or she knew, or in the ordinary course of fulfilling his or her duties as a Trustee or Director should have known, that on the day of the transaction or within 15 days before or after that day a purchase or sale of that Covered Security was made by or considered for a Fund. Such reporting, if required, shall contain the same information required for Access Persons (as described above in the Section entitled: “Reporting Requirements”).

An Outside Trustee or Unaffiliated Trustee or Related Persons shall also report in writing to the Fund CCO and the Calamos Legal Department , for the filing of Form 3 and Form 4, within one business day, any personal securities transaction by him or her or a Related Person of any of him or her in shares of any closed-end fund. Such reporting is required to meet obligations under Section 16 of the Exchange Act and the rules thereunder.

1.	No Transactions with Clients

No Outside Trustee or Related Persons shall knowingly sell to or purchase from a client any security or other property except securities issued by that client.

2.	No Conflicting Transactions

No Outside Trustee, Unaffiliated Trustee, Excepted Director nor any Related Person of any of them, shall purchase or sell, directly or indirectly, any Covered Security in which such persons has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership Interest (other than shares of an open-end fund advised or subadvised by CGAM) that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by a client, until the client’s transactions have been completed or consideration of such transactions has been abandoned.

A security is being “actively considered” (a) when a recommendation to purchase or sell has been made for the client and is pending or (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation.

Absent extraordinary circumstances, a personal securities transaction of the same (or equivalent10) securities (excluding a Broad-based Security) shall not be executed until the sixth business day following the completion of any transaction for a client.

The purchase and sale of shares of any open-end fund advised or subadvised by CGAM by an Investment Person, Outside Trustee, the Excepted Director or Related Persons shall not be viewed as a conflicting transaction for the purpose of this section.

A purchase or sale of securities in an account in which an Outside Trustee or a Related Person has a Beneficial Ownership Interest shall not be subject to the prohibitions of the Code if the Outside Trustee or a Related Person of the Outside Trustee has no direct or indirect influence or control over the account (i.e., the account is managed on a discretionary basis by someone other than the Outside Trustee or the Related Person, and the Outside Trustee or Related Person does not have knowledge of the transaction until after it has been executed).

3.	Section 16 Reporting and Prohibitions

See Appendix B for a list of Section 16 Individuals. Section 16 Reporting only applies to these Individuals as they are: (a) owners of more than 10% of the Calamos Global Sustainable Equities ETF (the “ETF”), or (b) directors or officers of the ETF, within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934 as such rule may be amended or superseded from time to time. The Individuals are listed in this capacity only and are not all CGAM personnel.

OTHER REGULATORY REQUIREMENTS

Certain other restrictions are imposed upon CGAM personnel, other than Outside Trustees, Unaffiliated Trustees and the Excepted Director, as a result of being in a highly regulated industry.

1.	Outside Employment or Outside Business Activity

What employees do outside the office on their own time is their business as long as it does not reflect negatively on or otherwise conflict with the company and its activities. However, for full-time employees of Calamos who provide services to CGAM, it is expected that their position with Calamos is their primary employment. Any outside activity must not interfere with an employee’s ability to properly perform his or her job responsibilities.

Personnel contemplating a second job or other outside activity must notify their supervisor immediately. The supervisor will thoroughly discuss this opportunity with the employee to ensure it will not interfere with job performance, nor pose a conflict of interest. All outside business activities must be preapproved by your supervisor and reported to the CCO via the Firm’s compliance monitoring system before you engage in the activity.

10 For the purposes of identifying an equivalent security, for individual entities, the CCO will review client transactions at the issuer level. Therefore, a request for an equity purchase will be denied if a conflicting convertible security in the same name has been placed for a client within five business days. Barring any further activity or conflicts, the associate could trade on the sixth business day.

2.	Service as a Director or Officer

No Access Person may serve as a member of the board of directors or trustees, or as an officer, of any publicly-held company without the prior written approval of the Chairman and CEO, President or the CCO, based on a determination that the board service would not be inconsistent with the interests of CGAM clients. If an Investment Person is serving as a board member, that Investment Person shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits. Because of the potential for real or apparent conflicts of interests, such service is strongly discouraged.

3.	Gifts and Entertainment

Conflicts of interest may arise when employees are presented with gifts or entertainment from persons doing business with CGAM or hoping to do business with same. The Advisers Act as well as the 1940 Act require that Firms address these potential conflicts by adopting policies and procedures pertaining to Gifts and Entertainment. If a conflict does arise, the burden of proof falls on CGAM to prove they acted in the best interest of the client(s). So if ever there is a doubt regarding if a conflict exists, an employee should assume a conflict does exist, and therefore, he or she should not give or accept a gift or entertainment.

Regulations require Calamos to monitor gifts and entertainment. See also the separate policy on Gifts and Entertainment.

Mr. Antetokounmpo, as a Director, shall not give or receive any gift or entertainment that may relate to Fund property or with respect to any service provider to the Fund. Mr. Antetokounmpo shall provide an annual certification to the CGAM CCO in connection with compliance with this policy.

•	Gifts

Employees may not give or receive a gift with a value greater than $100 per year, per giver or recipient. If multiple gifts are given or received, their combined value may not exceed $100 per year.

Cash or cash equivalents are not allowed to be given or accepted. This includes a gift card that may be converted into cash. Any gift accepted must only be accepted by an employee who is certain that there is no conflict of interest, or appearance of same, raised by the acceptance of such gift. No gifts in poor taste may be given or accepted.

Pre-approval is required when giving gifts. An employee should enter the gift via the Firm’s compliance monitoring system providing the recipient name, title, and company, as well as a description of the gift and its actual or estimated value. The employee must await approval from the CCO before giving the gift.

Gifts received must be reported upon occurrence to the CCO via the Firm’s compliance monitoring system. The reporting should include the name of the giver, with title and company name as well as a description of the gift and its’ actual or estimated value. The CCO reserves the right to require the employee to return any gift if it determines such return is appropriate.

•	Entertainment

Entertainment provided or accepted must be appropriate and reasonable. The employee must consider any conflicts or potential conflicts prior to providing or participating in entertainment.

Employees may obtain CGAM owned tickets to, for example, a sporting event. When the tickets are used by an employee with a client or vendor, it is considered entertainment. If the employee gives the tickets to a client (or vendor, etc.) and does not attend the event himself, the tickets are considered a gift and the $100 limit applies. The same is true if an employee accepts tickets from a client or vendor and attends the event without that client or vendor, this is a gift and it should be pre-approved by the CCO.

An employee should not provide or accept entertainment to or from the same client (or vendor, etc.) on a frequent basis. Invitations for excessive or extravagant entertainment must be declined. If such entertainment is accepted inadvertently, it must be reported to the CCO via the Firm’s compliance monitoring system.

4.	Identifying and Reporting Conflicts of Interest and Other Ethical Concerns

CGAM believes that the interests of CGAM and its clients can and should be aligned, despite the potential for conflicts of interest in the investment adviser/client relationship. In addition to being in the best interests of our clients to avoid conflicts of interest, it is in the best interest of CGAM itself to avoid actual and even, if possible, potential conflicts of interest.

It can be difficult to identify conflicts of interest and other potential problems. But identification is the first and most necessary step in resolving those issues. CGAM believes that those dealing with the details of running its business operations are in just as good a position – often a better one – as CGAM management to identify potential problems.

All employees have an interest in identifying and solving potential problems. Each employee should feel free to raise questions, analyze what he or she is doing and use his or her best judgment, and that includes raising questions and joining the discussion that shapes our business policies and practices. If any person subject to the Code is concerned about an apparent conflict of interest, or any other legal or ethical question involving our businesses, that person should raise their concerns with the CCO or Chief Legal Officer.

Concerns may be reported directly to the individual’s manager or to Senior Management. CGAM encourages open-door, in-person reporting of concerns but also recognizes that some individuals may feel uncomfortable raising issues, especially if they question the propriety of something that is occurring. Thus, as an alternative to direct reporting, a person may report concerns via EthicsPoint, which is an independent third-party service provider contracted to facilitate anonymous reporting of concerns. Ethics Point is described more completely on the Calamos intranet site and also is accessible through https://secure.ethicspoint.com/domain/media/en/gui/6143/index.html.

CGAM will not tolerate retaliation in any form against employees, contractors or agents who in good faith report actual or suspected concerns under this policy or against individuals who assist in the investigation of reported illegal or unethical conduct. Any act of retaliation should be reported immediately. Unless the employee, contractor or agent was involved in the illegal or unethical conduct, CGAM will not take adverse action against such person for good faith reporting or investigation assistance.

This policy should be read in conjunction with the “Calamos Internal Whistleblower Policy”, accessible on the Calamos intranet site.

This policy is intended to encourage persons subject to the Code to raise any concerns regarding illegal or unethical conduct. However, consistent with SEC Rule 21F-17, nothing in this policy or any other policy or agreement, limits an individual from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the SEC, the Department of Justice, FINRA., any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law, and no individual is required to advise or seek permission before engaging in any such activity. In connection with such activity, individuals should identify any information that is confidential and ask the government agency for confidential treatment of such information. Despite the foregoing, individuals are not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information that is protected from disclosure by any applicable confidentiality provisions or privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. CGAM does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other confidential or privileged information. Additionally, an individual’s ability to disclose information may be limited or prohibited by applicable law and CGAM does not consent to disclosures that would violate applicable law. Applicable laws include, without limitation, laws and regulations restricting disclosure of confidential supervisory information or disclosures subject to the Bank Secrecy Act (31 U.S.C. §§ 5311-5330), including information that would reveal the existence or contemplated filing of a suspicious activity report. Confidential supervisory information includes any information or materials relating to the examination and supervision of CGAM by applicable regulatory agencies, materials responding to or referencing non-public information relating to examinations or supervision by regulatory agencies and correspondence to or from applicable regulators.

RECORD RETENTION

The CCO shall maintain the records listed below for a period of five years in a readily accessible place:

•	a copy of each Code that has been adopted or been in effect at any time during the past five years;

•	a record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	a record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;

•	a record of each holdings and transaction report made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	a record of any decision and supporting reasons for approving the acquisition of securities in limited offerings for at least five years after the end of the fiscal year in which approval was granted; and

•	a copy of each SEC Form 3, Form 4, and Annual Statement of Beneficial Ownership of Securities.

Appendix A – In-Scope Entities

This policy pertains to the entities listed in the following tables (collectively referred herein as “CGAM” or “the Firm”).

Companies

Company name	Description
Calamos Antetokounmpo Asset Management LLC (“CGAM”)	U.S. Investment Advisor

Table 1 - List of In-Scope Companies

Funds for U.S. Investors

Open-End Fund Name
Calamos Antetokounmpo Sustainable Equities Trust
Calamos ETF Trust (Calamos Antetokounmpo Global Sustainable Equities ETF series only)

Table 2 - List of In-Scope U.S. Funds

Revision Date

Date
Adopted: October 31, 2022
Revised: December 16, 2022
Revised: January 26, 2023
Revised: June 21, 2023

Table 4 – List of Revision Dates for Policy

APPENDIX B

SECTION 16 INDIVIDUALS

(Dated: 10/31/22)

John P. Calamos, Sr., Chairman, Trustee and President, Calamos Funds

John S. Koudounis, Vice President, Calamos Funds

J. Christopher Jackson, Vice President and Secretary, Calamos Funds

Robert Behan, Vice President, Calamos Funds

Thomas E. Herman, Vice President and Chief Financial Officer, Calamos Funds

Daniel L. Dufresne, Vice President, Calamos Funds

Susan L. Schoenberger, Vice President and Assistant Secretary

Mark J. Mickey, Chief Compliance Officer, Calamos Funds

Stephen Atkins, Treasurer, Calamos Funds

John E. Neal, Trustee

William R. Rybak, Trustee

Virginia G. Breen, Trustee

Lloyd A. Wennlund, Trustee

Karen L. Stuckey, Trustee

Christopher M. Toub, Trustee

APPENDIX C

FIRMS WITH ELECTRONIC FEEDS TO FIRM’S COMPLIANCE MONITORING SYSTEM

(Dated 10/31/2022)

Ameriprise

Charles Schwab

Chase Investment Services

Citigroup Global Markets Inc.

Edward Jones

E*Trade

Fidelity

Interactive Brokers

JP Morgan

Merrill Lynch

Morgan Stanley Smith Barney

Raymond James & Associates

RBC Wealth Management

TD Ameritrade

T. Rowe Price

UBS

U S Bank

Vanguard

Wells Fargo